INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS TO WHICH IT RELATES SHALL CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS SUPPLEMENT (SUBJECT TO COMPLETION)
(TO PROSPECTUS DATED APRIL   , 1997)
ISSUED APRIL 28, 1997


                                4,000,000 SHARES

                              BRE PROPERTIES, INC.


                                  COMMON STOCK

                               -----------------


BRE PROPERTIES, INC. ( "BRE" OR THE "COMPANY") IS A FULLY INTEGRATED REAL ESTATE OPERATING COMPANY WHICH OWNS, ACQUIRES, REHABILITATES AND MANAGES APARTMENT
  COMMUNITIES IN TARGETED MARKETS IN CALIFORNIA, ARIZONA, WASHINGTON, OREGON
  AND NEVADA. AS OF APRIL 15, 1997, BRE'S MULTIFAMILY PORTFOLIO INCLUDED 55
     APARTMENT COMMUNITIES AGGREGATING 13,015 UNITS. THE COMPANY HAS
     ELECTED TO               OPERATE AS A REAL ESTATE INVESTMENT TRUST (A
                    "REIT") FOR FEDERAL INCOME TAX PURPOSES.


                            ------------------------


OF THE 4,000,000 SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE (THE "COMMON SHARES"), OF THE COMPANY OFFERED HEREBY (THE "OFFERING"), 3,350,000 ARE
    BEING SOLD BY THE COMPANY AND 650,000 ARE BEING SOLD BY A NON-MANAGEMENT SHAREHOLDER OF THE COMPANY (THE "SELLING SHAREHOLDER"). THE COMPANY
       WILL NOT RECEIVE ANY PROCEEDS FROM THE COMMON SHARES SOLD BY
                                THE SELLING SHAREHOLDER. SEE "SELLING
                                 SHAREHOLDER."


                            ------------------------


THE COMMON SHARES ARE LISTED ON THE NEW YORK STOCK EXCHANGE (THE "NYSE") UNDER THE SYMBOL "BRE." ON APRIL 24, 1997, THE LAST REPORTED SALE PRICE OF THE
    COMMON SHARES ON THE NYSE COMPOSITE TAPE WAS $24 1/8. SEE "PRICE RANGE
    OF COMMON SHARES AND DISTRIBUTIONS." THE COMMON SHARES ARE SUBJECT TO
       CERTAIN RESTRICTIONS ON OWNERSHIP DESIGNED TO PRESERVE THE
                            COMPANY'S STATUS AS A REIT FOR FEDERAL
                              INCOME TAX PURPOSES.


                            ------------------------


SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR A
   DISCUSSION OF CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE COMMON
                                    SHARES.

                              -------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
      THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                              -------------------

                              PRICE $     A SHARE
                              -------------------


                                                           UNDERWRITING                              PROCEEDS TO
                                        PRICE TO           DISCOUNTS AND         PROCEEDS TO           SELLING
                                         PUBLIC           COMMISSIONS (1)        COMPANY (2)       SHAREHOLDER (2)
                                   ------------------  ---------------------  ------------------  ------------------
PER SHARE........................          $                     $                    $                   $
TOTAL (3)........................          $                     $                    $                   $


------------

    (1) THE COMPANY AND THE SELLING SHAREHOLDER HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933. SEE "UNDERWRITING."



    (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $500,000.



    (3) THE COMPANY HAS GRANTED TO THE UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 600,000 ADDITIONAL COMMON SHARES AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS, PROCEEDS TO COMPANY AND
       PROCEEDS TO SELLING SHAREHOLDER WILL BE $      , $      , $      AND
       $      , RESPECTIVELY. SEE "UNDERWRITING."


                            ------------------------

    THE COMMON SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS, AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN, AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY BROWN & WOOD LLP, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED
THAT DELIVERY OF THE COMMON SHARES WILL BE MADE ON OR ABOUT MAY   , 1997 AT THE
OFFICES OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------

MORGAN STANLEY & CO.
            INCORPORATED

             ALEX. BROWN & SONS
                    INCORPORATED

                          MERRILL LYNCH & CO.

                                              PRUDENTIAL SECURITIES INCORPORATED


MAY   , 1997

[Map of the western United States indicating the locations of the current and prospective markets of BRE Properties, Inc. with a chart showing the number of multifamily units owned by the company in each of its nine current markets as of April 15, 1997.]



[A chart showing a bar graph comparing the number of multifamily properties and units owned by the Company at the end of each year from 1992 to 1996 and as of April 15, 1997. The chart also includes a comparison of multifamily units owned by the Company before and after the Merger.]

    No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus in connection with the offer made by this Prospectus Supplement and the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Shareholder or any of the Underwriters. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Shares offered hereby, nor do they constitute an offer to sell or a solicitation of any offer to buy the Common Shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale or offer made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT


                                                                                                               PAGE
                                                                                                             ---------
Prospectus Supplement Summary..............................................................................        S-4
Recent Events..............................................................................................        S-6
Use of Proceeds............................................................................................        S-8
Capitalization.............................................................................................        S-8
Price Range of Common Shares and Distributions.............................................................        S-9
Selected Consolidated Financial and Other Data.............................................................       S-10
Business and Properties....................................................................................       S-11
Executive Officers and Directors...........................................................................       S-21
Selling Shareholder........................................................................................       S-23
Underwriting...............................................................................................       S-24
Legal Matters..............................................................................................       S-25

                                                      PROSPECTUS
Available Information......................................................................................          2
Incorporation of Certain Documents by Reference............................................................          3
The Company................................................................................................          4
Risk Factors...............................................................................................          4
Ratios of Earnings to Fixed Charges........................................................................         10
Use of Proceeds............................................................................................         10
Selling Shareholder........................................................................................         10
Description of Debt Securities.............................................................................         10
Description of Preferred Shares............................................................................         30
Description of Depositary Shares...........................................................................         35
Description of Common Stock Warrants.......................................................................         38
Description of Common Shares...............................................................................         39
Restrictions on Transfers of Capital Stock; Redemption.....................................................         42
Federal Income Tax Considerations..........................................................................         43
Plan of Distribution.......................................................................................         49
Experts....................................................................................................         50
Legal Matters..............................................................................................         50


                            ------------------------


    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE COMMON SHARES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND INCORPORATED HEREIN AND THEREIN BY REFERENCE. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, UNLESS OTHERWISE INDICATED. THE OFFERING OF 4,000,000 COMMON SHARES MADE HEREBY IS REFERRED TO HEREIN AS THE "OFFERING." CAPITALIZED TERMS NOT DEFINED IN THE PROSPECTUS SUPPLEMENT SUMMARY AND USED IN THE PROSPECTUS SUPPLEMENT SUMMARY SHALL HAVE THE MEANINGS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. REFERENCES IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS TO THE "COMPANY" AND "BRE" INCLUDE BRE PROPERTIES, INC. AND ITS CONSOLIDATED SUBSIDIARIES UNLESS EXPRESSLY STATED OR THE CONTEXT OTHERWISE REQUIRES. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AS WELL AS CERTAIN OF THE INFORMATION INCORPORATED BY REFERENCE HEREIN AND THEREIN, CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. CERTAIN FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE ARE DISCUSSED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.



                                  THE COMPANY



    BRE Properties, Inc. ("BRE" or the "Company"), a Maryland corporation, is a fully integrated real estate operating company which owns, acquires, rehabilitates and manages apartment communities in nine targeted metropolitan markets in the western United States. As of April 15, 1997, BRE's multifamily portfolio included 55 apartment communities aggregating 13,015 units in California, Arizona, Washington, Oregon and Nevada. Founded in 1970, the Company has paid 107 consecutive quarterly dividends to its shareholders since inception.



    The Company's business objective is to become the preeminent owner and operator of apartment communities in key growth markets of the western United States. It seeks to achieve long-term and sustainable growth in shareholder value through increasing levels of per share funds from operations and capital appreciation. The Company believes that its future growth will be supported by the continued implementation of its long-term strategic plan. Key characteristics of the plan include:



    - A research-driven investment focus that includes:



    --  the acquisition of apartment communities in defined western United
       States markets



    -- the balancing of its multifamily portfolio across western metropolitan markets with diverse economic and employment characteristics to minimize individual market risk



    -- the selective sale of properties which management believes have reached maximum cash flow growth, with subsequent reinvestment of sales proceeds into properties which management believes have greater long-term cash flow growth prospects



    - The achievement of operating improvements through the use of internal property management; and



    - The maintenance of a strong balance sheet for maximum financial flexibility.



    In March 1996, the Company completed its merger with Real Estate Investment Trust of California (the "Merger"), which significantly advanced the objectives of the Company's long-term strategic plan. From the Merger until April 15, 1997, the Company:



    - significantly increased the number of multifamily units owned from 5,664 to 13,015 units;



    - completed the sale of approximately $191 million of selected assets;


    - internalized property management; and


    - established a critical mass of at least 1,000 multifamily units in seven of its nine targeted markets, in order to achieve operating efficiencies.

    The following table summarizes certain information relating to the Company's apartment communities:



                                                                                                                      PERCENTAGE
                                                                                                                        OF NET
                                                                        NUMBER OF      NUMBER OF    PERCENTAGE OF      OPERATING
METROPOLITAN MARKET                                                   PROPERTIES(1)    UNITS(1)     TOTAL UNITS(1)     INCOME(2)
-------------------------------------------------------------------  ---------------  -----------  ----------------  -------------
San Francisco Bay Area.............................................             5          1,921            15%              27%
Phoenix............................................................            10          2,326            18               15
San Diego..........................................................             9          1,899            14               14
Los Angeles/Orange County..........................................             7          1,598            12               11
Seattle............................................................             5          1,393            11               10
Sacramento.........................................................             6          1,143             9                8
Las Vegas..........................................................             4            814             6                6
Tucson.............................................................             7          1,301            10                5
Portland...........................................................             2            620             5                4
                                                                              ---     -----------          ---              ---
                                                                               55         13,015           100%             100%
                                                                              ---     -----------          ---              ---
                                                                              ---     -----------          ---              ---


------------------------

(1) As of April 15, 1997.



(2) Contribution to multifamily net operating income ("NOI") for the quarter ended March 31, 1997. Includes pro forma NOI contribution from the April 14, 1997 acquisition of Red Hawk Ranch. References in this Prospectus Supplement to the term "pro forma" in connection with the Red Hawk Ranch acquisition represent anticipated property operating results, assuming the Company's ownership of the property for the quarter ended March 31, 1997, based on the budgeted property operating results for the quarter ending June 30, 1997.



                                  THE OFFERING



Common Shares Offered by the Company.........  3,350,000

Common Shares Offered by the Selling
  Shareholder................................  650,000

Common Shares to be Outstanding After the
  Offering...................................  36,375,457(1)

Use of Proceeds..............................  To repay indebtedness and for general corporate purposes. See "Use of Proceeds" and
                                                 "Capitalization."

NYSE Symbol..................................  "BRE"


------------------------

(1) As of March 31, 1997, Common Shares outstanding totaled 33,025,457, which excludes 4,478,185 Common Shares issuable under the Company's stock option and dividend reinvestment plans.

                                 RECENT EVENTS



DIVIDEND AND ANNUAL DIVIDEND RATE



    In February 1997, BRE's Board of Directors increased the Company's regular quarterly dividend rate by 4.5% to $.345 from $.33 per Common Share, equivalent to $1.38 per Common Share on an annualized basis. On April 23, 1997, BRE's Board of Directors declared a regular quarterly dividend for the second quarter of 1997 of $.345 per Common Share, to be paid on June 26, 1997 to shareholders of record on June 6, 1997. Purchasers of the Common Shares in the Offering will be entitled to receive such dividend if they are shareholders of record on June 6, 1997.



ACQUISITIONS



    In March 1996, in connection with the Merger, the Company acquired approximately $274.4 million aggregate book value in equity investments in real estate, including 22 multifamily properties, totaling approximately 3,581 units. From the Merger until April 15, 1997, the Company acquired the following apartment communities:



                                                                                                    INVESTMENT
                                                                                                  AS OF APRIL 15,
                                                                                    NUMBER OF          1997
          PROPERTY                  METROPOLITAN MARKET          DATE ACQUIRED        UNITS        (IN MILLIONS)
----------------------------  -------------------------------  ------------------  -----------  -------------------
Ballinger Commons             Seattle                                  April 1996         485        $    29.4
Thrasher's Mill               Seattle                                  April 1996         214             10.3
Arcadia Cove                  Phoenix                                   July 1996         432             24.8
Berkshire Court               Portland                                  July 1996         266             16.5
Foster's Landing              San Francisco Bay Area               September 1996         490             59.8
Sycamore Valley               Los Angeles/Orange County            September 1996         440             23.7
Newport Landing               Phoenix                               November 1996         240              9.4
Promontory Point              San Francisco Bay Area                December 1996         400             43.6
Talavera                      Las Vegas                             February 1997         350             26.2
Red Hawk Ranch                San Francisco Bay Area                   April 1997         453             58.7
                                                                                        -----           ------
      Total                                                                             3,770        $   302.4
                                                                                        -----           ------
                                                                                        -----           ------

DISPOSITIONS



    From the Merger until April 15, 1997, the Company disposed of the following properties:



                                                                                                        SALES
                                                                                                      PROCEEDS
                                                                                                         (IN
               PROPERTY                         LOCATION             DATE CLOSED       SQUARE FEET    MILLIONS)
--------------------------------------  ------------------------  ------------------  -------------  -----------
West Lake Village                       Daly City, CA                      July 1996            N/A   $    58.0
LSI Logic                               Fremont, CA                      August 1996         74,000        29.4(1)
Fremont 3                               Fremont, CA                      August 1996         64,000            (1)
Oakcreek I                              Milpitas, CA                     August 1996         30,000            (1)
Oakcreek II                             Milpitas, CA                     August 1996         40,000            (1)
Santa Clara County Office               Santa Clara, CA                  August 1996         27,000            (1)
Westridge                               San Diego, CA                    August 1996         52,000            (1)
Sorrento Technology                     San Diego, CA                    August 1996         93,000            (1)
Mini Cal Storage                        Bakerfield, CA                September 1996         61,230         1.4
Grossman's Warehouse                    Ventura, CA                    November 1996         71,000         2.4
Santa Maria Business Park               Santa Maria, CA                December 1996         77,703         2.7
Psicor                                  Ranch Bernardo, CA             December 1996         45,860         4.2
Distribution Facility                   Santa Fe Springs, CA           December 1996         10,000         0.5
525 Almanor                             Sunnyvale, CA                  December 1996         86,000         6.9
Peppertree                              Hayward, CA                    December 1996         54,000         2.1
Elsinore Valley Center                  Lake Elsinore, CA                 April 1997         68,500         1.7
The Hub                                 Fremont, CA                       April 1997        490,000        69.6(2)
Central Shopping Center                 Ventura, CA                       April 1997         62,600            (2)
Santa Fe Springs Plaza                  Santa Fe Springs, CA              April 1997        169,100            (2)
Montalvo Industrial                     Oxnard, CA                        April 1997         53,500         1.1
Villa Serra                             Cupertino, CA                     April 1997            N/A        10.9
                                                                                      -------------  -----------
      Total                                                                               1,629,493   $   190.9
                                                                                      -------------  -----------
                                                                                      -------------  -----------


------------------------

(1) Properties were sold as a single transaction for aggregate sales proceeds of $29.4 million.



(2) Properties were sold as a single transaction for aggregate sales proceeds of $69.6 million.



EARTHQUAKE AND FLOOD INSURANCE



    Effective April 8, 1997, the Company increased its available coverage for earthquake and flood insurance from $50 million to $60 million. The increased coverage was obtained at no increase in policy premiums. The current policies expire in August 1998. The Company intends to renew these policies; however, no assurance can be given that similar coverage at similar rates and terms will be available at the current policies' expiration.

                                USE OF PROCEEDS



    The net proceeds to the Company from the sale of the 3,350,000 Common Shares offered hereby by the Company (based upon an assumed offering price of $24 1/8 per share), after payment of expenses related to the Offering and underwriting discounts and commissions, are estimated to be approximately $76.1 million (approximately $89.8 million if the Underwriters' over-allotment option is exercised in full). The Company will use such net proceeds to repay indebtedness on its unsecured lines of credit and for general corporate purposes. The Company will not receive any proceeds from the sale of the 650,000 Common Shares by the Selling Shareholder.



    As of March 31, 1997, the Company's unsecured lines of credit had the following interest rates and maturities:



LINE OF CREDIT                                                INTEREST RATE        MATURITY
---------------------------------------------------------  -------------------  --------------
$120 million.............................................  LIBOR+1.125%             April 1998
$50 million..............................................  LIBOR+1.125%            August 1997
$30 million..............................................  LIBOR+1%                 April 1999



    As of March 31, 1997, the Company had used a total of $147 million under these lines of credit to finance acquisitions, and, to a lesser extent, as part of its cash management program.


                                 CAPITALIZATION


    The following table sets forth the unaudited consolidated capitalization of the Company as of March 31, 1997 and as adjusted to give effect to the Offering and the application of the net proceeds therefrom, as described under the caption "Use of Proceeds." The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto, incorporated into the accompanying Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.



                                                                                            AS OF MARCH 31, 1997
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                                 (UNAUDITED)
                                                                                               (IN THOUSANDS)
Indebtedness:
  Unsecured lines of credit..............................................................  $  147,000   $  70,900
  Unsecured notes payable................................................................      73,000      73,000
  Mortgage loans payable.................................................................     114,575     114,575
                                                                                           ----------  -----------
Total Indebtedness.......................................................................     334,575     258,475
                                                                                           ----------  -----------
Shareholders' Equity:
  Preferred Stock, $0.01 par value per share, 10,000,000 shares authorized,
    no shares issued or outstanding......................................................      --          --
  Common Shares, $0.01 par value per share, 50,000,000 authorized,
    33,025,457 issued and outstanding, 36,375,457 as adjusted (1)(2).....................         330         364
  Additional paid-in capital.............................................................     390,133     466,199
  Accumulated net income in excess of cumulative dividends...............................      75,660      75,660
                                                                                           ----------  -----------
Total Shareholders' Equity...............................................................     466,123     542,223
                                                                                           ----------  -----------
Total Capitalization.....................................................................  $  800,698   $ 800,698
                                                                                           ----------  -----------
                                                                                           ----------  -----------


------------------------

(1) The shareholders of the Company approved an increase in the number of authorized Common Shares from 50,000,000 to 100,000,000 at the Company's 1997 Annual Meeting of Shareholders. The increase became effective on April 21, 1997.



(2) Excludes 4,478,185 Common Shares issuable under the Company's stock option and dividend reinvestment plans.

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS


    The Company's Common Shares are traded on the NYSE under the symbol "BRE." On April 23, 1997, BRE's Board of Directors declared a regular quarterly dividend for the second quarter of 1997 of $.345 per Common Share, to be paid on June 26, 1997 to shareholders of record on June 6, 1997. Purchasers of the Common Shares in the Offering will be entitled to receive such dividend if they are shareholders of record on June 6, 1997.



    The following table sets forth, for the calendar quarters indicated, the high and low closing prices of the Common Shares as reported on the NYSE Composite Tape, and the dividends paid or declared by the Company per Common Share for each such calendar quarter. The prices reflect the two-for-one stock split of the Common Shares effected in the form of a stock dividend to shareholders of record on June 7, 1996.



                                                                               CLOSING PRICE
                                                                            --------------------   DIVIDENDS PAID
QUARTERLY PERIOD                                                              HIGH        LOW       OR DECLARED
--------------------------------------------------------------------------  ---------  ---------  ----------------
1995
First Quarter.............................................................  $  15.970  $  15.250          $.3150
Second Quarter............................................................     15.580     14.940           .3150
Third Quarter.............................................................     16.880     15.380           .3150
Fourth Quarter............................................................     18.070     15.880           .3150

1996
First Quarter.............................................................     19.080     17.630           .3395(1)
Second Quarter............................................................     19.580     17.440           .3300
Third Quarter.............................................................     21.500     19.500           .3300
Fourth Quarter............................................................     24.750     20.130           .3300

1997
First Quarter.............................................................     27.250     23.750           .3450
Second Quarter (through April 24).........................................     25.125     24.125           .3450


------------------------

(1) A portion of the dividend from this quarter ($.0245) was attributable to a special cash dividend paid in connection with the Merger.



    Since 1970, the year BRE was founded, the Company has made regular and uninterrupted distributions to shareholders on a quarterly basis. However, the payment of distributions by the Company has been and will continue to be at the discretion of the Board of Directors and will depend on numerous factors, including the cash flow of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code") and other factors that the Board of Directors may deem relevant. See "Federal Income Tax Considerations" in the accompanying Prospectus.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


    The following selected financial and other data have been derived from the financial statements of the Company and should be read in conjunction with the Consolidated Financial Statements and Notes thereto, pro forma data and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in the Company's filings under the Exchange Act and incorporated by reference in the accompanying Prospectus.



                                                                                                      QUARTER ENDED MARCH
                                                             YEAR ENDED DECEMBER 31,                          31,
                                              -----------------------------------------------------  ---------------------
                                                1992       1993       1994       1995       1996       1996        1997
                                              ---------  ---------  ---------  ---------  ---------  ---------  ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)               (UNAUDITED)
OPERATING DATA
Revenues....................................  $  39,829  $  49,806  $  56,970  $  65,387  $ 101,651  $  18,825  $   31,727
Real estate expenses........................     11,191     15,230     17,256     21,540     31,030      5,765       9,615
                                              ---------  ---------  ---------  ---------  ---------  ---------  ----------
Net operating income........................     28,638     34,576     39,714     43,847     70,621     13,060      22,112
Interest expense............................      6,074      5,656      5,599      7,973     16,325      2,453       5,889
Depreciation expense........................      4,787      6,097      7,080      7,864     13,283      2,189       4,168
General and administrative expenses.........      3,239      3,292      4,469      4,221      3,999      1,034       1,114
Provision for investment loss...............     --         --         --          2,000     --         --          --
Net gain on sales of investments............     14,199        506      1,646        221     52,825     --          --
                                              ---------  ---------  ---------  ---------  ---------  ---------  ----------
Net income..................................  $  28,737  $  20,037  $  24,212  $  22,010  $  89,839  $   7,384  $   10,941
                                              ---------  ---------  ---------  ---------  ---------  ---------  ----------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ----------
Weighted average Common Shares
  outstanding...............................     15,840     20,150     21,840     21,905     30,520     23,350      32,980
Per share:
  Net income................................  $    1.82  $    0.99  $    1.11  $    1.01  $    2.94  $    0.32  $     0.33
  Dividend declared and paid................       1.20       1.20       1.20       1.26       1.33       0.33        0.35



                                                                 AS OF DECEMBER 31,                      AS OF MARCH 31,
                                                -----------------------------------------------------  --------------------
                                                  1992       1993       1994       1995       1996       1996       1997
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (IN THOUSANDS, EXCEPT OTHER INFORMATION)             (UNAUDITED)
BALANCE SHEET DATA
Investment in rental property, at cost........  $ 252,239  $ 310,003  $ 373,676  $ 371,438  $ 816,389  $ 657,480  $ 843,300
Total assets..................................    231,477    293,628    343,853    354,895    783,714    626,611    809,861
Total indebtedness............................     80,155     45,416     97,169    112,290    311,985    207,335    334,575
Shareholders' equity..........................    148,164    245,156    243,436    239,248    464,114    410,237    466,123
Common Shares outstanding.....................     15,842     21,833     21,851     21,942     32,880     32,663     33,025
OTHER DATA
Cash provided by operating activities.........  $  23,412  $  24,121  $  31,063  $  27,068  $  47,887  $  11,333  $  14,899
Cash used in investing activities.............    (27,072)   (57,430)   (66,740)    (3,820)  (132,082)   (13,306)   (27,499)
Cash (used in) provided by financing
  activities..................................     (2,239)    42,216     25,821    (11,077)    68,322     (7,750)    13,658
Interest coverage (1).........................       4.2x       5.5x       6.3x       5.0x       4.1x       4.9x       3.6x
Fixed charge coverage (2).....................       3.7x       5.0x       5.2x       4.4x       3.7x       4.4x       3.3x
FUNDS FROM OPERATIONS
Net income....................................  $  28,737  $  20,037  $  24,212  $  22,010  $  89,839  $   7,384  $  10,941
Plus: Depreciation of real estate.............      4,787      6,097      7,080      7,864     13,283      2,189      4,168
Provision for investment losses...............     --         --         --          2,000     --         --         --
Less: Net gain on sales of investments........    (14,199)      (506)    (1,646)      (221)   (52,825)    --         --
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Funds from operations (3).....................  $  19,325  $  25,628  $  29,646  $  31,653  $  50,297  $   9,573  $  15,109
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER INFORMATION (AT END OF PERIOD)
Total apartment communities...................          8         13         21         23         53         47         54(4)
Total number of apartment units...............      2,334      3,442      5,067      5,475     12,212      9,245     12,562(4)


------------------------------


(1) Interest coverage represents net income, less net gain on sales of investments, plus the provision for investment loss, interest expense, and depreciation, divided by interest expense.



(2) Fixed charge coverage represents net income, less net gain on sales of investments, plus the provision for investment loss, interest expense, and depreciation, divided by the sum of interest expense and scheduled principal payments on debt.



(3) Management considers funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT because it is predicated on cash flow analyses which facilitate an understanding of the operating performances of the Company's properties without giving effect to non-cash items such as depreciation. FFO is defined by the National Association of Real Estate Investment Trusts as net income (loss) (computed in accordance with generally accepted accounting principles) excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, and therefore should not be considered as a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by other REITs may vary materially from that of the Company, and therefore the Company's FFO and the FFO of other REITs may not be directly comparable.



(4) Total does not reflect the April 14, 1997 acquisition of Red Hawk Ranch, a 453-unit apartment community located in the San Francisco Bay Area.

                            BUSINESS AND PROPERTIES



GENERAL



    BRE Properties, Inc. ("BRE" or the "Company"), a Maryland corporation, is a fully integrated real estate operating company which owns, acquires, rehabilitates and manages apartment communities in nine targeted metropolitan markets in the western United States. As of April 15, 1997, BRE's multifamily portfolio included 55 apartment communities aggregating 13,015 units in California, Arizona, Washington, Oregon and Nevada. On that date, BRE also owned ten commercial and retail properties and held limited partnership interests in two shopping centers and one apartment community. Founded in 1970, the Company has paid 107 consecutive quarterly dividends to its shareholders since inception.



    The Company's business objective is to become the preeminent owner and operator of apartment communities in key growth markets of the western United States. It seeks to achieve long-term and sustainable growth in shareholder value through increasing levels of per share funds from operations and capital appreciation. The Company believes that its future growth will be supported by the continued implementation of its long-term strategic plan. Key characteristics of the plan include:



    - A research-driven investment focus that includes:



        -- the acquisition of apartment communities in defined western United States markets



        -- the balancing of its multifamily portfolio across western metropolitan markets with diverse economic and employment characteristics to minimize individual market risk



        -- the selective sale of properties which management believes have reached maximum cash flow growth, with subsequent reinvestment of sales proceeds into properties which management believes have greater long-term cash flow growth prospects



    - The achievement of operating improvements through the use of internal property management; and



    - The maintenance of a strong balance sheet for maximum financial flexibility.



    In March 1996, the Company completed its merger with Real Estate Investment Trust of California (the "Merger"), which significantly advanced the objectives of the Company's long-term strategic plan. From the Merger until April 15, 1997, the Company:



    - significantly increased the number of multifamily units owned from 5,664 to 13,015 units;



    - completed the sale of approximately $191 million of selected assets;



    - internalized property management; and



    - established a critical mass of at least 1,000 multifamily units in seven of its nine targeted markets, in order to achieve operating efficiencies.



INVESTMENT FOCUS



    BRE's research-driven investment focus seeks to identify markets in the western United States that exhibit strong demographic and economic trends. Properties are selected based on proximity to major employment and transportation centers and opportunities to increase cash flow by upgrading property management, marketing or physical attributes. The Company does not limit its investment focus to a single multifamily property type; rather it selects those assets which it believes present opportunities for increasing levels of cash flow. During 1996, the Company added approximately 6,700 apartment units, which represent approximately $440 million in assets, to its multifamily portfolio.



    METROPOLITAN MARKETS



    The Company has focused its investments in the western United States because it believes that the western markets will outperform the nation as a whole in employment growth and multifamily household formations, providing the Company with significant growth potential. The Company believes that it has the opportunity to emerge as the preeminent owner and operator of apartment communities in the western United States, due primarily to its existing presence and growing operating efficiency in nine of the most populous and economically diverse markets in California, the Pacific Northwest and the Mountain States. The Company currently owns apartment communities in the San Francisco Bay Area, San Diego, Los Angeles/Orange County (including Riverside/San Bernardino), Sacramento, Seattle, Portland, Phoenix, Las Vegas and Tucson. BRE believes that these markets contain a combination of diverse employment and economic characteristics that should produce growing cash flows across various market cycles.



    The following chart illustrates the projected employment and multifamily household formation growth in BRE's current and prospective markets from 1997 through 2000. There can be no assurance that the forecasted employment or multifamily household formation growth will, in fact, occur or that BRE will be able to make suitable investments in such markets.



[Bar graph showing projected rates of growth of annual employment and multifamily household formation for the period 1997-2000 in certain California, Pacific Northwest and Mountain States Markets, and for the nation as a whole, including a summary of the Company's first quarter 1997 NOI in such markets.]

    ACQUISITION STRATEGY



    Over the last five years, the Company has increasingly focused its investments in the multifamily sector. The following table demonstrates this historical change in its multifamily portfolio composition:



                                                                               DECEMBER 31,             MARCH 31,
                                                                      -------------------------------   ----------
                       MULTIFAMILY PROPERTIES                         1992   1993   1994   1995    1996    1997
--------------------------------------------------------------------  ----   ----   ----   ----    --   ----------
Percentage of portfolio at cost, at the end of the period...........   46%    55%    65%    72%    87%         88%
Percentage of total revenue, for the period.........................   53%    51%    71%    76%    77%         84%



    The following table illustrates the increase in apartment communities and units in the Company's portfolio following the Merger:



[A chart showing bar graph comparing the number of multifamily properties and units owned by the Company at the end of each year from 1992 to 1996 and as of April 15, 1997. The chart also includes a comparison of multifamily units owned by the Company before and after the Merger.]

    ACHIEVEMENT OF OPERATING EFFICIENCIES



    The Company's strategy is to acquire a critical mass of at least 1,000 apartment units in each of its markets in order to achieve operating efficiencies in purchasing power and human resource allocation. The chart below compares BRE's ownership of apartment units in each of its markets as of December 31, 1995 and April 15, 1997. As of December 31, 1995, the Company had reached critical mass in only two of its markets. As of April 15, 1997, the Company had achieved this level of operating efficiency in seven of its nine markets.



[Bar graph showing geographic concentration of multifamily units owned by the Company as of December 31, 1995 and April 15, 1997, including number of units owned on each such date in nine defined markets.]

    NOI CONTRIBUTION BY REGION



    While the Company believes that achieving critical mass in each of its markets is important, it views its ability to rebalance individual properties within its portfolio, as well as its overall exposure to different markets, as a key element in its efforts to maximize NOI and to achieve higher overall returns. Often the number of units in a given market, as a percentage of the total multifamily portfolio, is not proportional to the percentage of the multifamily portfolio's NOI generated by that market. For example, at April 15, 1997, the San Francisco Bay Area market represented 15% of the multifamily portfolio by unit count, but 27% of the NOI generated by the Company's multifamily portfolio. Conversely, the Tucson market represented 10% of the multifamily portfolio by unit count, but only 5% of the multifamily portfolio's NOI.



    Over the past year, the Company has adjusted its multifamily portfolio in order to selectively increase its NOI exposure to markets which it believes are growing more rapidly, and to selectively decrease its NOI exposure to markets which it believes are growing less rapidly. The following chart compares the NOI contributed by each market as a percentage of the total NOI for the Company's multifamily portfolio for each of the quarterly periods ended March 31, 1996 and March 31, 1997.



[Bar graph comparing the NOI contributed by each of the defined markets of the Company as a percentage of the NOI for the Company's multifamily portfolio for each of the quarterly periods ended March 31, 1996 and March 31, 1997.]



    RESEARCH DRIVEN



    To create long-term shareholder value, the Company believes that investment decisions should be driven by research and risk management considerations. BRE employs a full-time Director of Research who evaluates potential markets based on the following considerations, among others: inventory size, new construction, supply constraints, and economic and demographic changes affecting resident demand. The objective of in-house research is to balance the Company's portfolio across western metropolitan markets with diverse economic and employment characteristics to minimize individual market risk. The results of this research are utilized by the Company's Investment Committee and Board of Directors to assess the risks and rewards of potential investments. The Company believes that its in-house research capabilities provide it with a competitive advantage in balancing risk and reward within its targeted markets.

    PROPERTY EVALUATION PROCESS



    Based on the Company's research-driven market selection, management identifies specific properties which it believes will perform competitively within their submarket. When a potential acquisition is identified, the Company uses the following resources to review the property's merits:



    Acquisitions. The Company's Acquisition Department evaluates the potential acquisition for compliance with the Company's investment criteria, including purchase price, competitive factors, prospects for NOI growth and long-term contribution to the Company's cash flow.



    Regional Property Management. The Company's Regional Property Management evaluates the potential acquisition's performance prospects based on its marketing attributes relative to competing properties within the submarket and to other properties within the Company's portfolio. Such attributes include community and unit amenities, floor plan design and market appeal.



    Construction. The Company's Construction Department evaluates the physical and environmental integrity of the potential acquisition in order to identify opportunities and needs for rehabilitation. The Construction Department also defines the scope, establishes the budget, and implements any rehabilitation.



    DISPOSITIONS AND REDEPLOYMENT



    The Company believes that dispositions play a critical role in its overall strategy. From time to time the Company selects properties for sale which it believes have reached maximum cash flow. Proceeds generated by such sales are typically reinvested into properties that it believes have greater long-term cash flow growth prospects.



INTERNAL PROPERTY MANAGEMENT



    All of the Company's wholly owned multifamily properties are managed internally. The Company has a regional management structure with seven local offices to serve its target markets. By hiring experienced Regional Property Managers at the local level, BRE believes it can more readily respond to changes in local market conditions and better serve its local resident populations. The Company supports its management team with computer systems, which track leasing, rent collection, expense activity and turnover at each of its communities.



    The Regional Property Managers develop and implement an annual business plan for each asset which:



    - Focuses on the growth of rental income and other revenues by keeping rental rates at or above those of competitive properties;



    - Maintains high physical and economic occupancy by integrating local market knowledge and surveys with market research prepared by the Company's Director of Research;



    - Provides amenities and services designed to optimize revenues from target resident profiles; and



    - Controls expenses and allocates resources in order to increase the operating margins of each asset.



    Depending upon the nature of the particular property, the plan may include selected renovations and improvements to undermanaged acquisition properties or to properties which are currently underperforming their submarket. As part of the plan, each Regional Property Manager is given wide operating authority and responsibility to maximize growth in NOI under the direct review of senior management.



    BRE believes it has a unique ability to accommodate future growth due to the strength of its property management structure. The Company demonstrated its ability to integrate new property acquisitions rapidly following its successful internalization of property management after the Merger and after the

Company's subsequent acquisitions. The results of BRE's internal property management system are illustrated by the following achievements in 1996:



    - the rapid integration of approximately 8,600 units;



    - the improvement in "same store" physical occupancy from 93% to 96%;



    - gains in "same store" scheduled gross rents of approximately 4%; and



    - a reduction in the ratio of real estate operating expenses to rental revenue from 35% to 32%.



BALANCE SHEET STRENGTH AND FINANCIAL ACCOUNTING POLICIES



    The Company's goal is to manage its capital structure prudently in order to maintain maximum financial flexibility. To promote this goal, BRE maintains conservative debt coverage ratios; as of March 31, 1997, the Company had a fixed charge coverage ratio of 3.3:1 and an interest coverage ratio of 3.6:1. In addition, the Company follows conservative accounting policies with respect to the treatment of recurring operating expenses. For example, the replacement costs for carpet, window coverings and appliances are charged to current operating periods and are not capitalized.



    The Company intends to manage its balance sheet in order to maintain investment grade ratings, which maximizes the Company's flexibility in the capital markets.



    The Company's principal executive offices are located at One Montgomery Street, Telesis Tower, Suite 2500, San Francisco, California 94104 and its telephone number is (415) 445-6530.

                                   PROPERTIES



                             (AS OF APRIL 15, 1997)



                                                                      DATES      INVESTMENT AT       MORTGAGE
PROPERTIES BY METROPOLITAN                            NUMBER        ACQUIRED/   APRIL 15, 1997     INDEBTEDNESS        PHYSICAL
MARKET                                 CITY          OF UNITS      CONSTRUCTED  (IN THOUSANDS)    (IN THOUSANDS)     OCCUPANCY(1)
--------------------------------  ---------------  -------------   -----------  ---------------   ---------------   --------------
APARTMENT COMMUNITIES--WHOLLY OWNED
CALIFORNIA
--------------------------------
SAN FRANCISCO BAY AREA
  Verandas                          Union City               282    1993/1989   $    16,230       $    11,835                97%
  Sharon Green                      Menlo Park               296    1971/1970         7,225            18,846                96
  Foster's Landing                  Foster City              490    1996/1987        59,841           --                     98
  Promontory Point                   San Ramon               400    1996/1992        43,640           --                     86(2)
  Red Hawk Ranch                      Fremont                453   1997/1995-97      58,700           --                     76(2)
                                                   -------------                ---------------   ---------------        ------
  TOTAL SAN FRANCISCO BAY AREA                             1,921                    185,636            30,681                97%
                                                   -------------                ---------------   ---------------        ------
SAN DIEGO
  Canyon Villas                     Chula Vista              183    1996/1981        15,421           --                     98%
  Lakeview Village                 Spring Valley             300    1996/1985        19,925           --                     96
  Countryside Village                El Cajon                 96    1996/1989         5,045           --                     99
  Montanosa                          San Diego               472    1992/1990        30,242            16,833                94
  Cimmaron                           San Diego               184    1993/1986         9,571            12,912                93
  Hacienda                           San Diego               192    1993/1986         9,967                  (3)             94
  Westpark                           San Diego                96    1993/1986         4,983                  (3)             98
  Terra Nova Villas                 Chula Vista              232    1994/1985        14,707             9,240                95
  Winchester                         San Diego               144    1994/1987         7,411           --                     98
                                                   -------------                ---------------   ---------------        ------
  TOTAL SAN DIEGO                                          1,899                    117,272            38,985                95%
                                                   -------------                ---------------   ---------------        ------
LOS ANGELES/ORANGE COUNTY
  Park Glenn                         Camarillo               150    1996/1963         8,806           --                     98%
  Santa Paula Village               Santa Paula               56    1996/1970         2,751           --                     98
  Windrush Village                    Colton                 366    1996/1985        18,751           --                     95
  The Summit                        Chino Hills              125    1996/1989         9,215           --                     94
  Candlewood North                  Northridge               189   1996/1964-95      10,600           --                     95
  Village Green                      La Habra                272    1972/1971         3,444           --                     95
  Sycamore Valley                 Fountain Valley            440    1996/1969        23,708           --                     98
                                                   -------------                ---------------   ---------------        ------
  TOTAL LOS ANGELES/ORANGE
    COUNTY                                                 1,598                     77,275           --                     96%
                                                   -------------                ---------------   ---------------        ------
SACRAMENTO
  Hazel Ranch                        Fair Oaks               208    1996/1985        12,377           --                     97%
  Rocklin Gold                        Rocklin                121    1996/1990         7,801           --                     98
  Shaliko                             Rocklin                151    1996/1990        10,264           --                     96
  Quail Chase                         Folsom                  90    1996/1990         6,527           --                    100
  Canterbury Downs                   Roseville               173    1996/1993        11,541           --                    100
  Selby Ranch                       Sacramento               400   1986/1971-74      21,334            12,379                97
                                                   -------------                ---------------   ---------------        ------
  TOTAL SACRAMENTO                                         1,143                     69,844            12,379                98%
                                                   -------------                ---------------   ---------------        ------
ARIZONA
--------------------------------
PHOENIX
  Los Senderos                        Phoenix                120    1996/1980         6,431           --                     96%
  Shadow Bend                       Scottsdale               108    1996/1982         6,432           --                     96
  Brentwood                           Phoenix                224    1996/1980         8,581           --                     95
  Park Scottsdale                   Scottsdale               128    1996/1979         6,638           --                     98
  Monte Vista                         Phoenix                 60    1996/1972         1,580           --                     93
  Posada del Este                     Phoenix                148    1996/1981         8,385           --                     95
  Fairway Crossings                   Phoenix                310    1996/1985        18,321           --                     95
  Scottsdale Cove                   Scottsdale               316   1991/1992-94      17,766           --                     95
  Arcadia Cove                        Phoenix                432    1996/1996        24,813           --                     92
  Newport Landing                    Glendale                480   1995/1987-96      22,655           --                     97
                                                   -------------                ---------------   ---------------        ------
  TOTAL PHOENIX                                            2,326                    121,602           --                     95%
                                                   -------------                ---------------   ---------------        ------

                                   PROPERTIES



                             (AS OF APRIL 15, 1997)



                                                                      DATES      INVESTMENT AT       MORTGAGE
PROPERTIES BY METROPOLITAN                            NUMBER        ACQUIRED/   APRIL 15, 1997     INDEBTEDNESS        PHYSICAL
MARKET                                 CITY          OF UNITS      CONSTRUCTED  (IN THOUSANDS)    (IN THOUSANDS)     OCCUPANCY(1)
--------------------------------  ---------------  -------------   -----------  ---------------   ---------------   --------------
TUCSON
  Hacienda del Rio                    Tucson                 248    1994/1983   $     9,377       $     5,520                89%
  Colonia del Rio                     Tucson                 176    1994/1985         8,917             5,183                85
  Springhill                          Tucson                 224    1994/1987         8,709             5,244                95
  Casas Lindas                        Tucson                 144    1994/1987         7,591                                  88
  Camino Seco Village                 Tucson                 168    1995/1984         6,720             4,161                90
  Oracle Village                      Tucson                 144    1994/1983         6,086             4,117                93
  Fountain Plaza                      Tucson                 197    1994/1975         4,608             3,097                92
                                                   -------------                ---------------   ---------------        ------
  TOTAL TUCSON                                             1,301                     52,008            27,322                90%
                                                   -------------                ---------------   ---------------        ------
WASHINGTON
--------------------------------
SEATTLE
  Parkwood                          Mill Creek               240    1989/1989        19,810           --                     90%
  Shadowbrook                         Redmond                352    1987/1986        16,473           --                     99
  Citywalk                            Seattle                102    1988/1988         5,412           --                     93
  Thrasher's Mill                     Bothell                214    1996/1988        10,275           --                     94
  Ballinger Commons                   Seattle                485    1996/1989        29,409           --                     97
                                                   -------------                ---------------   ---------------        ------
  TOTAL SEATTLE                                            1,393                     81,379           --                     96%
                                                   -------------                ---------------   ---------------        ------
OREGON
--------------------------------
PORTLAND
  Brookdale Glen                     Portland                354    1993/1985        14,095           --                     95%
  Berkshire Court                   Wilsonville              266    1996/1996        16,487           --                     88(2)
                                                   -------------                ---------------   ---------------        ------
  TOTAL PORTLAND                                             620                     30,582           --                     95%
                                                   -------------                ---------------   ---------------        ------
NEVADA
--------------------------------
LAS VEGAS
  Cypress Springs II                 Las Vegas               144    1996/1993         9,834           --                     95%
  Tango                              Las Vegas               136    1996/1990         8,659             4,135                96
  Desert Lakes                       Las Vegas               184    1996/1991        14,265           --                     93
  Talavera                           Las Vegas               350    1997/1996        26,172           --                     98
                                                   -------------                ---------------   ---------------        ------
  TOTAL LAS VEGAS                                            814                     58,930             4,135                96%
                                                   -------------                ---------------   ---------------        ------
TOTAL APARTMENT
COMMUNITIES--WHOLLY OWNED                                 13,015                    794,528           113,502                95%
                                                   -------------                ---------------   ---------------        ------
TOTAL APARTMENT
COMMUNITIES--PARTNERSHIPS
CALIFORNIA
--------------------------------
  Chateau de Ville                    Anaheim                258      1970            1,539           --                     95%
                                                   -------------                ---------------   ---------------        ------

                                   PROPERTIES



                             (AS OF APRIL 15, 1997)



                                                                      DATES      INVESTMENT AT       MORTGAGE
PROPERTIES BY METROPOLITAN                                          ACQUIRED/   APRIL 15, 1997     INDEBTEDNESS        PHYSICAL
MARKET                                 CITY         SQUARE FEET    CONSTRUCTED  (IN THOUSANDS)    (IN THOUSANDS)     OCCUPANCY(1)
--------------------------------  ---------------  -------------   -----------  ---------------   ---------------   --------------
SHOPPING CENTERS--WHOLLY OWNED
CALIFORNIA
--------------------------------
LOS ANGELES/ORANGE COUNTY
  El Camino                       Woodland Hills         125,000    1971/1970   $    15,561       $     1,073                98%
  Vista Village Center               Valencia             37,405    1996/1989         3,031           --                     96
                                                   -------------                ---------------   ---------------        ------
  TOTAL LOS ANGELES/ORANGE
    COUNTY                                               162,405                     18,592             1,073                97%
                                                   -------------                ---------------   ---------------        ------
SHOPPING CENTERS--PARTNERSHIPS
ARIZONA
--------------------------------
  Westbar                             Phoenix            798,852    1995/1973           636           --                     99%
  Metro Village                       Phoenix            136,120    1980/1975           476           --                     93
                                                   -------------                ---------------   ---------------        ------
  TOTAL ARIZONA                                          934,972                      1,112           --                     98%
                                                   -------------                ---------------   ---------------        ------
TOTAL SHOPPING CENTERS                                 1,097,377                     19,704             1,073                98%
                                                   -------------                ---------------   ---------------        ------
COMMERCIAL/INDUSTRIAL
CALIFORNIA
--------------------------------
LOS ANGELES/ORANGE COUNTY
  Santa Ana (Industrial)             Santa Ana            35,993    1996/1985         1,117           --                    100%
  Coast Auto Center                   Ventura             20,545    1996/1992         1,338           --                    100
  Hawthorne/Del Amo (Retail)         Torrance             15,950    1996/1985         1,500           --                    100
  Santa Paula (Commercial)          Santa Paula            6,692    1996/1963           323           --                    100
  Vagabond Motor Hotel                Ventura             88,426    1996/1921           600           --                    N/A
                                                   -------------                ---------------   ---------------        ------
TOTAL COMMERCIAL/INDUSTRIAL                              167,606                      4,878           --                    100%
                                                   -------------                ---------------   ---------------        ------
MEDICAL OFFICE BUILDINGS
CALIFORNIA
--------------------------------
LOS ANGELES/ORANGE COUNTY
  Buenaventura Med. Clinic            Ventura             31,000    1996/1960         1,200           --                    100%
  Skypark Prof. Building             Torrance             40,882    1996/1978         5,947           --                     95
  Valencia Medical Center            Valencia             36,500    1996/1985         4,939           --                     83
                                                   -------------                ---------------   ---------------        ------
TOTAL MEDICAL OFFICE BUILDINGS                           108,382                     12,086           --                     92%
                                                   -------------                ---------------   ---------------        ------
TOTAL PORTFOLIO                                        1,386,638                $   833,380       $   114,575
                                                   -------------                ---------------   ---------------
                                                   -------------                ---------------   ---------------


------------------------------

(1) For multifamily properties, physical occupancy is calculated by dividing the total occupied units by the total units in the portfolio. For commercial properties, physical occupancy is calculated by dividing the total occupied square footage by the total square footage in the portfolio. Totals under this heading are based on weighted average physical occupancy.



(2) These properties are in lease up and are, therefore, excluded from the physical occupancy totals.



(3) These properties are also security for the loan shown on the Cimmarron property.

                        EXECUTIVE OFFICERS AND DIRECTORS



    The Company believes that an independent Board of Directors, whose interests are aligned with those of shareholders, is essential to the creation of long-term shareholder value. Therefore, eight of the Company's nine directors are not employed by, or otherwise affiliated with, the Company ("Independent Directors"). The directors' collective background and experience provide the Company with advantages in a number of areas, including strategic planning, capital markets expertise, and multifamily property acquisition and management. To demonstrate the alignment of their interests with those of shareholders, the Independent Directors have waived all cash compensation, including retainers and meeting fees, and instead receive options to purchase Common Shares at current market prices on the date of grant. The following table sets forth certain information with respect to the executive officers and directors of the Company:



NAME                                AGE                                      POSITION(S)
------------------------------      ---      ---------------------------------------------------------------------------
John McMahan..................          59   Chairman of the Board; Independent Director.
                                             Managing Principal -- The McMahan Group, real estate management consultants, since 1996. President, John McMahan Associates, Inc., a management consulting firm, and McMahan Real Estate Securities, Inc., a real estate investment firm, from 1994 to 1996. President and Chief
                                             Executive Officer, Mellon/McMahan Real Estate Advisors, Inc., a real estate advisory firm, from 1990 to 1994.

Frank C. McDowell.............          48   President, Chief Executive Officer and Director.
                                             Mr. McDowell was appointed to his current position in June 1995. From 1992 to 1995, Mr. McDowell was Chief Executive Officer and Chairman of the Board
                                             of Cardinal Realty Services, Inc., a Columbus, Ohio-based apartment management company and owner of multifamily housing. From 1988 to 1992, Mr.
                                             McDowell was Senior Vice President, Head of Real Estate, of First
                                             Interstate Bank of Texas.

Jay W. Pauly..................          54   Senior Executive Vice President and Chief Operating Officer.
                                             Mr. Pauly joined the Company in connection with the Merger. Prior thereto, he served as President and Chief Executive Officer of Real Estate
                                             Investment Trust of California ("RCT") from 1993 until the Merger. From
                                             1990 to 1992, Mr. Pauly served as First Vice President and was on the
                                             Executive Committee of Home Savings of America, and served as Chief
                                             Executive Officer of Ahmanson Commercial Development Company, Ahmanson
                                             Residential Development Company and Ahmanson Ranch.

LeRoy E. Carlson..............          51   Executive Vice President, Chief Financial Officer and Secretary.
                                             Mr. Carlson joined the Company in connection with the Merger. Prior thereto, he served as Chief Financial Officer of the William Walters
                                             Company from 1980 to 1990 and as Vice President and Chief Financial Officer
                                             of RCT from 1990 to 1996. He is a Certified Public Accountant in the State
                                             of California.

Byron M. Fox..................          57   Executive Vice President, Acquisitions and Portfolio Strategy.
                                             Mr. Fox has served in his current position since 1992. Prior thereto, Mr.
                                             Fox served as a Senior Vice President of the Company from 1987 until 1992.

NAME                                AGE                                      POSITION(S)
------------------------------      ---      ---------------------------------------------------------------------------
John H. Nunn..................          38   Senior Vice President, Property Management.
                                             Mr. Nunn joined the Company in connection with the Merger. Prior thereto,
                                             Mr. Nunn served as Vice President of Property Management of RCT from 1990 to 1996.

William E. Borsari............          58   Independent Director; Owner and President, The Walters Management Company,
                                             a real estate asset management company, since March 1987. Executive Vice
                                             President of the William Walters Company from May 1973 to March 1987.

C. Preston Butcher............          58   Independent Director; President and Chief Executive Officer, Lincoln
                                             Property Company, N.C., Inc., a real estate developer, and President and
                                             Chief Executive Officer, Lincoln Property Company Management Services,
                                             Inc., a real estate management company, since 1968. Director, The Charles
                                             Schwab Corporation, since 1988.

L. Michael Foley..............          58   Independent Director; Principal, L. Michael Foley and Associates, real estate and corporate consulting firm, since 1996. Senior Vice President and
                                             Chief Financial Officer, Coldwell Banker Corporation, from 1995-1996.
                                             Chairman and Chief Executive Officer, Sears Savings Bank, from 1989 to
                                             1993. Senior Executive Vice President, Coldwell Banker Real Estate Group,
                                             Inc., from 1986 to 1993. Executive Vice President, Homart Development Co.,
                                             from 1983 to 1993.

Roger P. Kuppinger............          56   Independent Director; Financial advisor to public and private companies since February 1994. Senior Vice President and Managing Director, Sutro &
                                             Co., Inc., an investment banking company, from 1969 to February 1994.
                                             Director, Realty Income Corporation.

Malcolm R. Riley..............          64   Independent Director; Partner Riley/Pearlman Company, a shopping center developer and manager, since 1986. Chairman, La Cagnina/Riley & Associates, since 1994.

Gregory Simon.................          55   Independent Director; Self-employed as a private investor, since 1991.
                                             Senior Vice President, H.F. Ahmanson & Co. and Home Savings of America,
                                             from 1983 to 1991.

Arthur G. von Thaden..........          64   Independent Director; President and Chief Executive Officer of the Company
                                             from 1970 to June 1995. Chief Executive Officer, BankAmerica Realty
                                             Services, Inc., a real estate investment advisory firm, from 1970 to 1987.

                              SELLING SHAREHOLDER



    The following table sets forth certain information regarding the beneficial ownership of Common Shares by State Farm Insurance Companies Employee Retirement Trust (the "Selling Shareholder") as of April 8, 1997, and as adjusted to reflect the sale of the Common Shares offered hereby by the Selling Shareholder.



                                                       BENEFICIAL OWNERSHIP                        BENEFICIAL OWNERSHIP
                                                        PRIOR TO OFFERING                             AFTER OFFERING
SELLING                                               ----------------------   NUMBER OF COMMON   ----------------------
SHAREHOLDER                                            NUMBER      PERCENT      SHARES OFFERED     NUMBER      PERCENT
----------------------------------------------------  ---------  -----------  ------------------  ---------  -----------
State Farm Insurance Companies Employee Retirement
  Trust.............................................    942,570        2.9%          650,000        292,570        0.8%



    In addition, as of April 8, 1997, State Farm Mutual Automobile Insurance Company ("State Farm") owned 3,226,388 Common Shares. The Selling Shareholder is a retirement plan administered by State Farm for the benefit of its employees. The trustees of the Selling Shareholder are vested with the responsibility for investing the assets of the Selling Shareholder. Each of the Selling Shareholder and State Farm expressly disclaims beneficial ownership of the Common Shares owned by the other.

                                  UNDERWRITING


    Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below have severally agreed to purchase, and the Company and the Selling Shareholder have agreed to sell to them severally, the respective number of Common Shares set forth opposite their respective names below:


                                                                                  NUMBER OF
UNDERWRITERS                                                                    COMMON SHARES
-----------------------------------------------------------------------------  ---------------
Morgan Stanley & Co. Incorporated............................................
Alex. Brown & Sons Incorporated..............................................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.......................................................
Prudential Securities Incorporated...........................................

                                                                               ---------------
    Total....................................................................      4,000,000
                                                                               ---------------
                                                                               ---------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Common Shares are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Common Shares offered hereby (other than those covered by the over-allotment option described below) if any are taken.


    The Underwriters propose to offer part of the Common Shares directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and part to certain dealers at a price that represents a
concession not in excess of $.   per share. Any Underwriter may allow, and such
dealers may reallow, a concession not in excess of $.   per share to certain
other dealers.



    The Company and the Selling Shareholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.



    The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to an additional 600,000 Common Shares at the public offering price set forth on the cover page of this Prospectus Supplement, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in the sale of the Common Shares. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Common Shares as the number set forth opposite such Underwriter's name in the preceding table bears to the total number of Common Shares offered hereby.



    In order to facilitate the offering of the Common Shares, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Shares. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in the Common Shares for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Shares, the Underwriters may bid for, and purchase, Common Shares in the open market. Any of these activities may stabilize or maintain the market price of the Common Shares above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.



    The Company, the directors and executive officers of the Company and the Selling Shareholder have agreed not to, during the period of 90 days from the date of this Prospectus Supplement, without the prior written consent of Morgan Stanley & Co. Incorporated, directly or indirectly,
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares or
(ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Shares, except for (A) the Common Shares offered hereby or (B) the issuance of Common Shares by the Company pursuant to any employee stock option plans existing on the date of this Prospectus Supplement.


                                 LEGAL MATTERS


    The legality of the Common Shares offered hereby will be passed upon by Piper & Marbury, Baltimore, Maryland on behalf of the Company, and by Chapman & Cutler, Chicago, Illinois on behalf of the Selling Shareholder. Certain tax matters will be passed upon by Farella Braun & Martel LLP, San Francisco, California. Brown & Wood LLP, San Francisco, California, will act as counsel for the Underwriters.



[Bar graph showing geographic concentration of multifamily units owned by the Company as of December 31, 1995 and April 15, 1997, including numbers of units owned on each such date in nine defined markets.]



[Bar graph comparing the net operating income (NOI) contributed by each of the defined markets of the company as a percentage of the NOI for the Company's multifamily portfolio for each of the quarterly periods ended March 31, 1996 and March 31, 1997.]



                                   [BRE LOGO]